Exhibit 3.17

CERTIFICATE OF FORMATION

OF

CHRYSLER GROUP TRANSPORT LLC

This Certificate of Formation of Chrysler Group Transport LLC, dated as of May 18, 2009, is being duly executed and filed by Giorgio Fossati, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq).

1. Name. The name of the limited liability company formed hereby is Chrysler Group Transport LLC (the “Company”).

2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Giorgio Fossati
Name:	Giorgio Fossati
Title:	Authorized Person

Signature Page to Certificate of Formation of

Chrysler Group Transport LLC